                                                                     Exhibit 2.2
                               CALGENE II, INC.

                                      AND

                               MONSANTO COMPANY

                            STOCKHOLDERS AGREEMENT

                             as of March 31, 1996

                               TABLE OF CONTENTS



                                                                       Page
                                                                       ----

         ARTICLE 1  Effect of this Agreement..........................   1

              1.1   Effect of this Agreement..........................   1

         ARTICLE 2  Compliance with Securities Act....................   2

              2.1   Certain Definitions...............................   2
              2.2   Requested Registration............................   7
              2.3   Company Registration..............................  10
              2.4   Expenses of Registration..........................  12
              2.5   Registration Procedures...........................  12
              2.6   Indemnification...................................  14
              2.7   Information by Holder.............................  16
              2.8   Rule 144 Reporting................................  17
              2.9   Transfer of Registration Rights...................  17
              2.10  Limitations on Subsequent Registration Rights.....  17
              2.11  Termination of Registration Rights................  18
              2.12  Market Stand-off" Agreement.......................  18

         ARTICLE 3  Anti-Dilution Rights and Limitations on Owner.....  18

              3.1   Anti-Dilution Rights..............................  18
              3.2   Private Offering..................................  19
              3.3   Public Offering...................................  19
              3.4   Limitations.......................................  20
              3.5   Open Market Purchases to Maintain Ownership
                    Percentage........................................  20
              3.6   Limitations on Holder's Ownership.................  20
              3.7   Limitations on Holder's Resale of Company
                    Securities........................................  22

         ARTICLE 4  Company and Calgene Corporate Governance..........  23

              4.1   Composition of the Board of Directors and
                    Calgene Board.....................................  23
              4.2   Solicitation and Voting of Shares.................  26
              4.3   Committees........................................  27
              4.4   Approval Required for Certain Actions.............  29
              4.5   Enforcement of this Agreement.....................  32
              4.6   Certificate of Incorporation and By-laws..........  32
              4.7   Advisors..........................................  32
              4.8   Injunctive Relief.................................  33

         ARTICLE 5  Governance of Gargiulo............................  33

              5.1   Board of Tomato Associates........................  33
              5.2   Operating and Strategic Plans.....................  33

              5.3   Compensation; Etc.................................  34
              5.4   Certificate of Incorporation and By-Laws..........  34
              5.5   Effective Period..................................  34
              5.6   Injunctive Relief.................................  34

         ARTICLE 6  Miscellaneous.....................................  35

              6.1   Governing Law.....................................  35
              6.2   Successors and Assigns............................  35
              6.3   Entire Agreement; Amendment.......................  35
              6.4   Notices...........................................  35
              6.5   Delays or Omissions...............................  36
              6.6   Counterparts......................................  36
              6.7   Severability......................................  36
              6.8   Stock Legends.....................................  36
              6.9   Sale of Assets of Tomato Associates...............  37
              6.10  Audits, Consultants and Inspections...............  37
              6.11  No Third Party Beneficiaries......................  37
              6.12  Sections and Articles.............................  38
              6.13  Headings..........................................  38

                               STOCKHOLDERS AGREEMENT
                               ----------------------

         AGREEMENT made as of the 31st day of March, 1996, by and between Calgene II, Inc., a Delaware corporation, having its principal place of business at 1920 Fifth Street, Davis, California 95616 (the "Company"), and Monsanto Company, a Delaware corporation, having its principal place of business at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167 ("Monsanto").

         WHEREAS, Calgene, Inc., a Delaware corporation ("Calgene"), and Monsanto have entered into an Agreement and Plan of Reorganization, dated as of October 13, 1995 (the "Reorganization Agreement"), and certain other Transaction Agreements (as defined in the Reorganization Agreement) whereby Monsanto has acquired shares of the Company's common stock, par value $.001 per share ("Common Stock") and may acquire additional shares of Common Stock;

         WHEREAS, the Company and Monsanto have agreed that the Company shall, at the request of a Holder (as hereafter defined), register under the Securities Act of 1933, as amended (the "Securities Act"), and register or qualify under any applicable state securities or blue sky laws the Common Stock of the Company acquired or to be acquired by Holder so as to permit a Holder to sell such Common Stock in the public markets; and

         WHEREAS, the Company and Monsanto have agreed on certain restrictions and obligations with respect to the management and operation of the Company, Calgene and Tomato Investment
         Associates, Inc., a Delaware corporation ("Tomato Associates").

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, the Company and Monsanto hereby agree as follows:


                                      ARTICLE 1
                              Effect of this Agreement
                              ------------------------

         1.1  Effect of this Agreement.  Effective upon the date hereof,
              ------------------------
              and subject only to the conditions set forth herein, all provisions relating to the granting of registration rights and covenants related thereto made by the Company and Monsanto shall be contained in this Agreement. The registration rights and covenants provided herein set forth the sole and entire agreement between the Company and Monsanto on the subject matter of registration rights.

                                      ARTICLE 2
                           Compliance with Securities Act
                           ------------------------------

         2.1  Certain Definitions.  As used in this Agreement, the
              -------------------
              following terms shall have the following respective meanings (all terms defined in this Article 2 or in other provisions of this Agreement in the singular shall have the same meaning when used in the plural and vice versa):
                                          ----------

              "Affiliate" has the same meaning as in Rule 12b-2 promulgated
               ---------
              under the Exchange Act.

              "Associate" has the same meaning as in Rule 12b-2 promulgated
               ---------
              under the Exchange Act.

              "Board" or "Board of Directors" means the Board of Directors
               -----      ------------------
              of the Company except where the context otherwise requires.

              "Calgene" has the meaning set forth in the recitals herein.
               -------

              "Calgene Board" means the Board of Directors of Calgene.
               -------------

              "Calgene Director" means a member of the Calgene Board.
               ----------------

              "Commission" means the Securities and Exchange Commission or
               ----------
              any other federal agency at the time administering the Securities Act.

              "Common Stock" means the Common Stock, $.001 par value, of
               ------------
              the Company.

              "Company" has the meaning set forth in the first paragraph
               -------
              hereof.

              "Company Credit Facility" means the Holding Company Credit
               -----------------------
              Facility Agreement made as of even date herewith between the Company and Monsanto.

              "Company Director" means an Independent Director who is
               ----------------
              designated for such position by the Company in accordance with Section 4.1 hereof.

              "Company Management Director" means a Director who is either
               ---------------------------
              the Chief Executive Officer or Chief Operating Officer of the Company (or, if the Chief Executive Officer is the Chief Operating Officer or if there is no Chief Operating Officer, then the next most highly ranking executive officer of the Company).

              "Company Securities" has the meaning set forth in Section 3.1
               ------------------
              hereof.

              "Control Securities" means securities of the Company, other
               ------------------
              than Restricted Securities, owned by a Holder at the time such Holder would be deemed to be an Affiliate of the Company.

              "Credit Facilities" means the Company Credit Facility and the
               -----------------
              Gargiulo Credit Facility.

              "Director" means a member of the Board of Directors of the
               --------
              Company.

              "Effective Date" means March 31, 1996.
               --------------

              "Employment Agreements" has the meaning set forth in Section
               ---------------------
              6.9 hereof.

              "Exchange Act" means the Securities Exchange Act of 1934, as
               ------------
              amended.

              "Equity Security" means (i) any Common Stock or other Voting
               ---------------
              Stock, (ii) any securities of the Company convertible into or exchangeable for Common Stock or other Voting Stock or (iii) any options, rights or warrants (or any similar securities) issued by the Company to acquire Common Stock or other Voting Stock.

              "Financial Purchaser" means a Person (i) purchasing Company
               -------------------
              Securities from Monsanto for investment purposes or otherwise in the ordinary course of business and not for the purpose nor with the effect of changing or influencing the control of the Company and (ii) which Person is not already primarily in the same lines of business as the Company.

              "Gargiulo" means Gargiulo, G.P. and Gargiulo, L.P. as such
               --------
              entities existed prior to the Effective Date.

              "Gargiulo Business" means the business transacted by Tomato
               -----------------
              Associates after the Effective Date, which business was transacted by Gargiulo prior to the Effective Date.

              "Gargiulo Credit Facility" means the Gargiulo Credit Facility
               ------------------------
              Agreement made as of even date herewith between the Company and Monsanto.

              "Gargiulo, G.P." means Gargiulo G.P., Inc., a Delaware
               --------------
              corporation.

              "Gargiulo, L.P." means Gargiulo, L.P., a Delaware limited
               --------------
              partnership.

              "hereto", "hereunder", "herein", "hereof" and the like mean
               ------    ---------    ------    ------
              and refer to this Agreement as a whole and not merely to the specific article, section, paragraph or clause in which the respective word appears.

              "Holder" means Monsanto and, subject to Section 2.9 hereof
               ------
              and except for purposes of Article 3 hereof, any subsequent holder of outstanding Registrable Securities.

              "Indemnified Party" has the meaning set forth in
               -----------------
              Section 2.6(c) hereof.

              "Indemnifying Party" has the meaning set forth in
               ------------------
              Section 2.6(c) hereof.

              "Independent Director" means a Director or Calgene Director
               --------------------
              (i) who is not and has never been an officer or employee of Calgene, the Company, any Affiliate or Associate of Calgene or the Company or of a Person that derived five percent (5%) or more of its revenues or earnings in its most recent fiscal year from transactions involving Calgene, the Company or any Affiliate or Associate of Calgene or the Company, (ii) who is not and has never been an officer or employee of Monsanto, any Affiliate or Associate of Monsanto or of a Person that derived more than five percent (5%) of its revenues or earnings in its most recent fiscal year from transactions involving Monsanto or any Affiliate or Associate of Monsanto,
              (iii) who is not and never has been an officer or employee of Gargiulo, any Affiliate or Associate of Gargiulo or of a Person that derived more than five percent (5%) of its revenues or earnings in its most recent fiscal year from transactions involving Gargiulo or any Affiliate or Associate of Gargiulo, (iv) who has no affiliation, compensation, consulting or contracting arrangement with Calgene, the Company, Monsanto, Gargiulo or their respective Affiliates or Associates or any other Person such that a reasonable person would regard such Director as likely to be unduly influenced by management of Calgene, the Company or Monsanto, respectively (provided, however, that no Person shall be regarded as being unduly influenced by the management of Monsanto merely because such Person serves or previously served as a director of Monsanto or any Affiliate or Associate of Monsanto), and (v) who has an outstanding reputation for personal integrity and distinguished achievement in areas relevant to the Company.
              Notwithstanding the foregoing, no member of the immediate family of any Person who does not qualify to be an Independent Director by reason of clause (i), (ii), (iii) or
              (iv) above shall be considered an Independent Director. For purposes of the preceding sentence, the term "immediate family" shall have the same meaning as set forth in Item 404(a) of Regulation S-K.

              "Monsanto" has the meaning set forth in the first paragraph
               --------
              hereof.

              "Monsanto Management Director" means a Director or Calgene
               ----------------------------
              Director who is designated for such position by Monsanto in accordance with Section 4.1 hereof and who is or was an employee of Monsanto.

              "Monsanto Director" means a Director or Calgene Director,
               -----------------
              including any Monsanto Management Director, who is designated for such position by Monsanto in accordance with Section 4.1 hereof.

              "New Percentage Ownership" has the meaning set forth in
               ------------------------
              Section 3.6(d) hereof.

              "Non-Financial Purchaser" means a Person, other than a
               -----------------------
              Financial Purchaser, purchasing Company Securities from
              Monsanto.

              "Operating Plan" has the meaning set forth in Section
               --------------
              4.4(a)(ix) hereof.

              "Other Selling Stockholders" has the meaning set forth in
               --------------------------
              Section 2.2(c) hereof.

              "Percentage Interest" means the percentage of outstanding
               -------------------
              Voting Stock that is controlled directly or directly by Monsanto and its Affiliates.

              "Person" means a corporation, association, partnership, joint
               ------
              venture, limited liability company, individual, trust, unincorporated organization, a government agency or political subdivision thereof and any other entity.

              "Preliminary Prospectus" means a preliminary prospectus as
               ----------------------
              contemplated by Rule 430 or 430A under the Securities Act included at any time in the Registration Statement.

              "Pre-Offering Percentage" has the meaning set forth in
               -----------------------
              Section 3.1 hereof.

              "Prospectus" means (i) the prospectus as first filed with the
               ----------
              Commission pursuant to Rule 424(b) under the Securities Act or, (ii) if no such filing is required, the form of final prospectus included in the Registration Statement at the effective date thereof or (iii) if a Term Sheet or Abbreviated Term Sheet (as such terms are defined in Rule 434(b) and 434(c), respectively, under the Securities Act) is filed with the Commission pursuant to Rule 424(b)(7) under the Securities Act, the Term Sheet or Abbreviated Term Sheet and the last Preliminary Prospectus filed with the Commission prior to the time the Registration Statement became effective, taken together (including, in each case, the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act), together with any supplement to any of the foregoing.

              "Registration Statement" means any registration statement of
               ----------------------
              the Company filed under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus relating thereto and all amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated or deemed to be incorporated by reference in such registration statement.

              "Registrable Securities" means shares of Common Stock issued
               ----------------------
              or issuable pursuant to the Transaction Agreements and all such other securities of the Company acquired by a Holder.

              "Register", "Registered" and "Registration", whether or not
               --------    ----------       ------------
              capitalized, mean and refer to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such Registration Statement.

              "Registration Expenses" means all expenses incurred by the
               ---------------------
              Company in compliance with this Article 2, including, without limitation, all registration fees, qualification fees, filing fees, advertising and road show expenses (excluding advertising and road show expenses incurred by a Holder), printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

              "Reorganization Agreement" has the meaning set forth in the
               ------------------------
              recitals herein.

              "Requesting Holder" means a Holder requesting any
               -----------------
              registration pursuant to Section 2.2 hereof.

              "Restricted Securities" means the securities of the Company
               ---------------------
              acquired by a Holder from the Company or an Affiliate of the Company otherwise than pursuant to a public offering.

              "Section 16 Officers" has the meaning set forth in Section
               -------------------
              4.3(b)(iii) hereof.

              "Securities Act" means the Securities Act of 1933, as
               --------------
              amended.

              "Selling Expenses" means all underwriting discounts and
               ----------------
              selling commissions applicable to the sale of Registrable Securities.

              "Strategic Plan" has the meaning set forth in Section
               --------------
              4.4(a)(ix) hereof.

              "Subsidiary" has the same meaning as in Rule 12b-2
               ----------
              promulgated under the Exchange Act.

              "Substantial Part" means more than ten percent (10%) of the
               ----------------
              total consolidated assets of the Company as shown on the Company's consolidated balance sheet as of the end of the most recent fiscal quarter ending prior to the time the determination is made.

              "Tomato Associates" has the meaning set forth in the recitals
               -----------------
              herein.

              "Transaction Agreements" has the meaning set forth in the
               ----------------------
              Reorganization Agreement.

              "Trigger Event" means the earlier of any time that (i)
               -------------
              Monsanto's Percentage Interest is at least fifty-five percent (55%) or (ii) the Company elects to convert borrowings made from Monsanto into Equity Securities and Monsanto's
              Percentage Interest is at least fifty percent (50%) after such conversion.

              "Two Senior Gargiulo Officers" has the meaning set forth in
               ----------------------------
              Section 5.3 hereof.

              "Unaffiliated Equity Holders" means holders of Equity
               ---------------------------
              Securities other than Monsanto or any of its Affiliates.

              "Voting Stock" means securities having the right to vote
               ------------
              generally in any election of Directors of the Company (other than solely by reason of the occurrence of an event).

         2.2  Requested Registration.
              ----------------------
              (a)  Request for Registration.  Holders of Registrable
                   ------------------------
                   Securities shall have the right to request (with such requests in writing and stating the number of shares of Registrable Securities to be disposed of and the intended method of disposition of shares by such Holders) up to two (2) registrations on Form S-3 (and up to two (2) additional registrations on Form S-3 for each conversion of outstanding principal or interest into shares of Common Stock upon the occurrence of an "Event of Default" under the Company Credit Facility or the Gargiulo Credit Facility (as defined in each such Credit Facility, respectively)) at the Company's expense and an unlimited number of additional registrations on Form S-3 at the selling Holder's expense, provided that the requests for additional registrations are made by Holders of at least ten percent (10%) of the Registrable Securities, subject only to the following:

                   (i) The Company shall not be required to effect a registration pursuant to this Section 2.2 prior to September 30, 1998, unless an Event of Default has occurred and is continuing under the Company Credit Facility or under the Gargiulo Credit Facility, in which event the Company shall be required to effect a registration pursuant to this Section 2.2 at any time upon the request of a Holder with respect to any shares of Common Stock issued to a Holder upon conversion of outstanding principal or accrued interest under either the Company Credit Facility or the Gargiulo Credit Facility after the occurrence of an Event of Default under either of such agreements.

                  (ii) The Company shall not be required to effect a registration pursuant to this Section 2.2 within one hundred eighty (180) days after the effective date of the last such registration pursuant to this
                        Section 2.2.

                 (iii) The Company shall not be required to effect a Registration Statement in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder.

                  (iv) The Company shall not be required to effect a Registration Statement for a period of not more than ninety (90) days immediately following the delivery of a certificate signed by the President of the Company to the Requesting Holders stating that, in the good-faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Registration Statement to be filed on or before the date filing would otherwise be required hereunder; provided, however, that the Company may not utilize this right more than once in any twelve
                        (12) month period and the Company may not exercise this right based on the fact that the Company has recently registered any of its securities for the account of a security holder or holders exercising their respective demand registration rights.

                   If the Company cannot qualify for registration on Form S-3, then the Company shall effect any registration required or requested by the Holder on Form S-1, or such other appropriate form, in which event this Section 2.2 shall apply in all respects as if the words "Form S-3" were replaced by the words "Form S-1" or the appropriate designation for such other form.

              (b)  Notice of Inclusion.  The Company shall give written
                   -------------------
                   notice to all Holders of Registrable Securities of the receipt of a request for registration pursuant to this
                   Section 2.2 and shall provide a reasonable opportunity for other Holders to participate in the registration; provided, however, that, if the registration is for an underwritten offering, then the terms of Section 2.2(c) hereof shall apply to all participants in such offering. Subject to the foregoing, the Company shall use its best efforts to effect promptly the registration of all shares of Registrable Securities on Form S-3 to the extent requested by the Holder or Holders thereof for purposes of disposition.

              (c)  Underwriting.  If the Requesting Holders intend to
                   ------------
                   distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.2, and the Company shall include such information in the written notice referred to in Section 2.2(b) hereof. The right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent requested and to the extent provided herein.

                   The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters of recognized national standing, selected for such underwriting by a majority in interest of the Requesting Holders and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.2, if the representative advises the Requesting Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Requesting Holders shall so advise all Holders, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated first among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the Registration Statement. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration.

                   If any Holder of Registrable Securities disapproves of the terms of the underwriting, then such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Requesting Holders.
                   The Registrable Securities and/or other securities so withdrawn shall also be withdrawn from registration; provided, however, that, if, by the withdrawal of such Registrable Securities, a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used to determine the underwriter limitation in this
                   Section 2.2(c).

                   If the underwriter has not limited the number of Registrable Securities to be underwritten, then the Company and its executive officers, and such other Persons as are determined by the Board of Directors, their successors, and their assigns ("Other Selling Stockholders"), may include securities for their own account in such registration if the underwriter so agrees and if the number of Registrable Securities held by the Holders that would otherwise have been included in such registration and underwriting will not thereby be limited for any reason, including but not limited to the price for which the Registrable Securities will be sold. To the extent that the underwriter wishes to limit the number of shares to be included in the registration on behalf of the Company and the Other Selling Stockholders, the shares of Common Stock to be registered held by the Other Selling Stockholders shall be excluded from such offering prior to excluding any shares held by the Company and those held by the Company shall be excluded prior to excluding any Registrable Securities held by the Holders.

         2.3  Company Registration.
              --------------------
              (a)  Notice and Inclusion.  If, at any time after
                   --------------------
                   September 30, 1998, the Company shall determine to register any of its securities for its own account, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Commission Rule 145 transaction, the Company shall:

                   (i) promptly give to each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

                  (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all Registrable Securities specified in a written request or requests, within twenty (20) days after receipt of the written notice from the Company, by any Holder or Holders.

              (b)  Underwriting.  If the registration of which the Company
                   ------------
                   gives notice is for a registered public offering by the Company of its securities through an underwriting, then the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.3(a)(i) hereof. In such event, the right of any Holder to registration pursuant to this Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company, and all the Other Selling Stockholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of this Section 2.3, if the underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, then the underwriter may exclude from such registration and underwriting some or all of the Registrable Securities held by the Holders or the stock held by Other Selling Stockholders in accordance with this Section 2.3(b). The Company shall so advise all Holders and all Other Selling Stockholders distributing their securities through such underwriting, and (i) as to the first registration in which Holders are entitled to participate pursuant to this Section 2.3, the number of Registrable Securities and other securities that may be included in the registration and underwriting shall be allocated among all Holders thereof on the basis that shares held by all the Other Selling Stockholders who are not Holders shall first be excluded to the extent required and, if further exclusion is necessary, shares held by the selling Holders shall then be excluded; provided, however, that, as among the respective Other Selling Stockholders as a group on the one hand and the Holders as a group on the other hand suffering such exclusion, the exclusion shall be in proportion, as nearly as practicable, to the amount of securities entitled to inclusion in such registration held by each of the Other Selling Stockholders as a group and each of the Holders at the time of filing the Registration Statement; and (ii) as to all subsequent registrations, the number of shares of Registrable Securities and other securities that may be included in the registration and underwriting shall be allocated among all Other Selling Stockholders and the Holders in proportion, as nearly as practicable, to the respective amounts of securities entitled to inclusion in such registration held by all such Other Selling Stockholders and Holders at the time of filing the Registration Statement. For purposes of the apportionment provisions in clause (i) above, for any selling Holder that is a partnership or corporation, the partners, retired partners, and shareholders of such Holder, the estate and family members of such partners and retired partners, and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling Holder," and any pro rata reduction with respect to such selling Holder shall be based upon the aggregate number of shares carrying registration rights owned by all entities and individuals included in such "selling Holder," as defined in this sentence. If any Other Selling Stockholder or Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

         2.4  Expenses of Registration.  All Registration Expenses incurred
              ------------------------
              in connection with any registration, qualification or compliance pursuant to this Article 2 shall be borne by the Company; provided, however, that the Registration Expenses for the fifth and all subsequent registrations under Section 2.2(a) hereof requested by the Holders shall be borne by the requesting Holders pro rata on the basis of the number of their shares so registered. All Selling Expenses relating to the securities registered by Holders and, if applicable, Other Selling Stockholders, and fees and disbursements of counsel, shall be borne by the Holders or the Other Selling Stockholders, as the case may be, of such securities pro rata on the basis of the number of their shares so registered.

         2.5  Registration Procedures.
              -----------------------
              (a) Company shall use its best efforts to register or qualify the Registrable Securities covered by such Registration Statement under such other securities or blue sky laws of such United States jurisdictions as Holder shall reasonably request and do any and all acts and things which may be necessary or desirable to enable Holder to consummate the public sale or other disposition in such jurisdictions; provided, however, that Company shall not be required in connection therewith or as a condition thereto to qualify to do business or file a general consent to service of process in any such jurisdictions.

              (b) The Company represents and warrants that, on the date of its effectiveness, the Registration Statement will comply in all material respects with the applicable requirements of the Securities Act and the rules thereunder, including without limitation Rule 415; on the date of its effectiveness, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading; provided, however, that no representation is made by Company with respect to information relative to any Holder; and the Prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made by Company with respect to information relative to any Holder.

              (c) If, at any time or times while the Registration Statement is effective, Company notifies Holder that a development has occurred or is pending which, based upon consultation with Company's legal counsel, Company reasonably believes may cause the then current Prospectus not to be in compliance with applicable securities laws, then Holder shall refrain from delivering the Prospectus and from making any offers or sales of Registrable Securities requiring the delivery of the Prospectus until such time as Company either notifies Holder that the Prospectus complies with such laws or delivers an amended Prospectus in replacement of the deficient Prospectus. Company shall use its reasonable best efforts to minimize the time during which Holder must so refrain, and no more than one (1) such period of refrain shall be imposed during any period of one hundred eighty (180) days.

              (d) At least two (2) business days prior to the initial filing of the Registration Statement or Prospectus and no fewer than two (2) business days prior to the filing of any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), Company shall furnish Holder, its legal counsel and the managing underwriter, if any, copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) shall be subject to review of Holder, its legal counsel and such underwriters, if any, and Company shall cause its officers and directors and the independent certified public accountants to Company to respond to such inquiries as shall be necessary, in the opinion of respective counsel to Company and any such underwriters, to conduct a reasonable investigation within the meaning of the Securities Act. Company shall not file any such Registration Statement or Prospectus or any amendments or supplements thereto to which Holder, its legal counsel, or the managing underwriters, if any, shall reasonably object on a timely basis (i.e., within two
                   (2) business days of receipt thereof).

              (e) Company shall promptly notify Holder when the Registration Statement is declared effective; notify Holder of any stop-order or similar proceeding by the Commission or any state securities authority; and furnish such number of Prospectuses, Prospectus supplements and other documents incident thereto as Holder from time to time may reasonably request.

              (f) In the event of any breach by Company of the provisions of Section 2.2, 2.3, 2.4 or 2.5, the parties agree that Holder will suffer irreparable harm. Accordingly, the parties agree that the provisions of Sections 2.2, 2.3,
                   2.4 and 2.5 are specifically enforceable by Holder and that Holder shall be entitled to temporary and permanent injunctive relief against Company and the other rights and remedies to which Holder may be entitled to at law, in equity or under this Agreement for any such breach.

         2.6  Indemnification.
              ---------------
              (a)  Indemnification by the Company.  The Company shall
                   ------------------------------
                   indemnify each Holder with respect to which registration, qualification or compliance has been effected pursuant to this Article 2, each of its officers, directors, employees, agents and partners, each Person controlling such Holder within the meaning of Section 15 of the Securities Act, each underwriter, if any, and each Person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Prospectus, offering circular or other document (including any related Registration Statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance. The Company shall reimburse each such Holder, each of its officers, directors, employees, agents and partners, and each Person controlling such Holder, each such underwriter and each Person who controls any such underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such expense, claim, loss, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such claim, loss, damage, liability, action or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder or underwriter and stated to be specifically for use therein.

              (b)  Indemnification by the Holders.  To the extent set forth
                   ------------------------------
                   in the second sentence of this Section 2.6(b), each Holder shall, if Registrable Securities or other securi-ties held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors, officers, employees and agents, each underwriter, if any, of the Company's securities covered by such a Registration Statement, each Person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, each of such other Holder's officers, directors, employees, agents and partners, and each Person controlling such Holder within the meaning of
                   Section 15 of the Securities Act against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact made by the Holder and contained in any such Registration Statement, Prospectus, offering circular or other document, or any amendment or supplement thereto or incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be made by the Holder and stated therein or necessary to make the statements therein not misleading or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company in connection with such registration, qualification or compliance as a result of any statement (or based on any omission to state or alleged omission) required to be made by such Holder. Each such Holder shall reimburse the Company, such other Holders, directors, officers, employees, agents, partners,

                   Persons, underwriters and control persons for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such expense, claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, Prospectus, offering circular or other document or any amendment or supplement thereto in reliance upon and in conformity with written information furnished by the Holder to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holders hereunder shall be limited to an amount equal to the proceeds to each such Holder of Registrable Securities sold as contemplated herein in connection with the particular registration, qualification or compliance involved.

              (c)  Notice.  Each party entitled to indemnification under
                   ------
                   this Section 2.6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and that the Indemnified Party may participate in such defense at its own expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6 unless such failure resulted in detriment to the Indemnifying Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

         2.7  Information by Holder.  Each Holder or Holders of Registrable
              ---------------------
              Securities in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing but only to the extent as shall be required in connection with any registration, qualification or compliance referred to in this
              Article 2.

         2.8  Rule 144 Reporting.  With a view to making available the
              ------------------
              benefits of certain rules and regulations of the Commission which may permit the sale of the Restricted Securities or Control Securities to the public without registration, the Company agrees to:

              (a) Use its best efforts to make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act;

              (b) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

              (c) For so long as a Holder owns any Restricted Securities or Control Securities, furnish to the Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act,
                   (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration; and

              (d) When any Holder qualifies under Rule 144 for the unrestricted right of sale under Rule 144, the Company shall, upon written request of such Holder (such request to include sufficient detail as to establish how the Holder so qualifies under Rule 144), promptly remove any restrictive legend that may have been placed on any Restricted or Control Securities and issue Common Stock of the Company free of such restrictive or other legends.

         2.9  Transfer of Registration Rights.  The rights to cause the
              -------------------------------
              Company to register the Registrable Securities granted to each Holder by the Company under Sections 2.2 and 2.3 hereof may be transferred or assigned to a transferee or assignee in connection with the transfer or assignment of not less than one million (1,000,000) shares of the Registrable Securities; provided, however, that the Company shall be entitled to notice of any such transfer of registration rights within thirty (30) days of the date such transfer is effected.

         2.10 Limitations on Subsequent Registration Rights.  No owner or
              ---------------------------------------------
              prospective owner of securities of the Company shall have any registration rights other than as set forth in this Agreement. The Company shall not, without the prior written consent of the Holders (which consent shall not be unreasonably withheld) of not less than sixty-six and two-thirds percent (66-2/3%) of the Registrable Securities then held by Holders, enter into any agreement with any owner or prospective owner of any securities of the Company that would allow such owner or prospective owner to include such securities in any registration filed under this Article 2 if such inclusion would adversely affect the rights of any Holder.

         2.11 Termination of Registration Rights.  The registration rights
              ----------------------------------
              granted pursuant to this Article 2 shall terminate as to each Holder at such time as (a) all Registrable Securities can be sold within a given three (3) month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144 supported by a written opinion of legal counsel for the Company, which opinion shall be reasonably satisfactory in form and substance to legal counsel for such Holders, and (b) all accrued interest and principal under the Company Credit Facility and the Gargiulo Credit Facility has been repaid in full or converted into Common Stock of the Company (and such Common Stock can be sold as provided in (a) above).

         2.12 "Market Stand-off" Agreement.  Each Holder hereby agrees
              ----------------------------
              that, to the extent requested by the Company and an underwriter of a sale of Common Stock (or other securities) of the Company for the account of the Company and not for the account of a security holder or holders exercising their respective demand registration rights, it shall not sell or otherwise transfer or dispose of (other than to transferees who agree to be similarly bound) any Registrable Securities during the ninety (90) day period following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that all officers and directors of the Company, all Other Selling Stockholders and all other Persons with registration rights (whether or not pursuant to this Agreement) shall enter into similar agreements. To enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of such ninety (90) day period.


                                      ARTICLE 3
                    Anti-Dilution Rights and Limitations on Owner
                    ---------------------------------------------

         3.1  Anti-Dilution Rights.  If, at any time after the Effective
              --------------------
              Date, Company agrees to sell shares of its Common Stock or other Voting Stock ("Company Securities") in a private or public offering (other than Company Securities issued pursuant to the Company's stock option plans), Holder shall have the right, but not the obligation, to acquire all or any portion of the Company Securities sufficient for Holder to maintain, after the offering, the same percentage of ownership of issued and outstanding Company Securities that Holder possessed immediately prior to the offering (the "Pre-Offering Percentage"). With respect to the issuance of Company Securities pursuant to the Company's stock option plans, Holder shall have a right to maintain its percentage ownership of issued and outstanding Company Securities by making open market purchases as provided in Section 3.5 hereof.

         3.2  Private Offering.  With respect to a private offering, other
              ----------------
              than pursuant to a Company stock option plan, Company shall, within five (5) business days after the execution of any agreement entered into in connection with such private offering, notify Holder in writing of the proposed offering and provide Holder with copies of all related documentation, including, for example, any letter of intent and the final contract. Holder shall have twenty (20) business days from the date of receipt of Company's notice in which to advise Company whether Holder elects to exercise its rights under
              Section 3.1 hereof. If Holder does not respond, or if Holder indicates that it will not exercise its rights, Holder shall be considered irrevocably to have waived its rights under
              Section 3.1 hereof with respect to such specific private offering. If Holder timely advises Company that Holder will exercise its rights under Section 3.1 hereof, Holder shall have the right to acquire all or any portion of the necessary amount of the Company Securities to maintain Holder's Pre-Offering Percentage at the price or value of the consideration specified in the private offering agreement entered into between Company and the purchaser. Closing shall be in accordance with the terms of the private offering agreement, and Holder shall make such investment representations to Company and shall provide Company with such other documentation at closing as is reasonably required by Company to comply with applicable securities laws.

         3.3  Public Offering.  With respect to a public offering, Company
              ---------------
              shall notify Holder no later than five (5) business days after Company has entered into a letter of intent with its underwriters, and shall provide Holder with a copy of the letter of intent. Holder shall have twenty (20) business days from the date of receipt of Company's notice in which to advise Company whether Holder elects to exercise its rights under Section 3.1 hereof. If Holder does not respond or if Holder indicates that it will not exercise its rights, Holder shall be considered irrevocably to have waived its rights under Section 3.1 hereof with respect to the public offering. If Holder timely advises Company that Holder desires to retain its rights under Section 3.1 hereof, then, when Company files a Registration Statement containing a Preliminary Prospectus with the Commission, Company shall provide Holder with copies of the Preliminary Prospectus and all subsequent amendments. Holder shall have twenty (20) business days from its receipt of the Preliminary Prospectus in which to exercise its rights under Section 3.1 hereof by making an offer to acquire all or any portion of the necessary amount of Company Securities to maintain Holder's Pre-Offering Percentage based on the price, less all Selling Expenses, and the other terms contained in the final Prospectus. No such offer to buy shall be accepted prior to the time that the Registration Statement becomes effective. The Registration Statement shall indicate that Holder has anti-dilution rights to purchase Company Securities on the terms offered to the public.

         3.4  Limitations.  Notwithstanding the preceding provisions of
              -----------
              this Article 3, Company shall not be required to issue any fractional shares as a result of Holder's exercise of its rights under Section 3.1 hereof. Company shall not be required to transfer any Company Securities to Holder under this Article 3 if to do so would result in the violation of any applicable law, rule or regulation.

         3.5  Open Market Purchases to Maintain Ownership Percentage.
              ------------------------------------------------------
              Notwithstanding any other provision hereof, at any time after the Effective Date, Holder may make such open market purchases of Company Securities as are necessary to maintain Holder's percentage of ownership of issued and outstanding Company Securities at forty-nine and nine-tenths percent (49.9%) (or such higher percentage as may be permitted under Section 3.6 hereof) or to increase its percentage of ownership of issued and outstanding Company Securities to forty-nine and nine-tenths percent (49.9%) (or such higher percentage as may be permitted under Section 3.6 hereof). With respect to the issuance of Company Securities pursuant to a Company stock option plan or any warrant, conversion right or other option, Company shall notify Holder no later than ten (10) calendar days after the end of each calendar quarter and within ten (10) calendar days of the record date for a shareholder meeting and for dividend payments for Company Securities of the number of shares and issuance price of Company Securities issued pursuant to Company's stock option plans or any warrant, conversion right or other option subsequent to the last notice given pursuant to this Section
              3.5 so as to enable Holder to make open market purchases of Company Securities as permitted under this Section 3.5.

         3.6  Limitations on Holder's Ownership.  Except for purchases of
              ---------------------------------
              Company Securities made in accordance with this Article 3, during the term of this Agreement, Holder shall not directly or indirectly acquire any Company Securities except as follows:

              (a) Prior to the first anniversary of the Effective Date, Holder shall not increase its percentage of ownership of issued and outstanding Company Securities above forty-nine and nine-tenths percent (49.9%) except through one
                   (1) or more of the following:

                   (i) Conversion of principal and/or interest under the Company Credit Facility or the Gargiulo Credit Facility into shares of Common Stock;

                  (ii) Issuance of Company Securities in an asset sale by Holder to Company; and

                 (iii) A tender offer by Holder for no less than one hundred percent (100%) of the publicly-traded Company Securities at a price approved by the disinterested Directors of Company and based upon a fairness opinion delivered to the Board of Directors of the Company by an investment banking firm.

              (b) On and after the first anniversary of the Effective Date until the earlier of September 30, 1998, or the third anniversary of the Effective Date, Holder shall not increase or further increase its ownership of issued and outstanding Company Securities above forty-nine and nine-tenths percent (49.9%) except through one (1) or more of the following:

                   (i) Conversion of principal and/or interest under the Company Credit Facility or the Gargiulo Credit Facility into shares of Common Stock;

                  (ii) Issuance of Company Securities in an asset sale by Holder to Company; and

                 (iii) A tender offer by Holder to increase its ownership to seventy percent (70%) or more of the issued and outstanding Company Securities at a price approved by the disinterested Directors of Company and based upon a fairness opinion delivered to the Board of Directors of the Company by an investment banking firm; provided, however, that, if Holder makes a tender offer to increase its ownership to more than eighty percent (80%) of the issued and outstanding Company Securities, such tender offer must be for one hundred percent (100%) of the publicly traded Company Securities.

              (c) After the earlier of September 30, 1998, or the third anniversary of the Effective Date, Holder may increase its ownership of Company Securities through open market purchases or otherwise.

              (d) If, at any time after the Effective Date, Holder shall elect to increase its percentage of ownership of issued and outstanding Company Securities above forty-nine and nine-tenths percent (49.9%) as provided in paragraphs
                   (a) and/or (b) above (such increased percentage hereafter being the "New Percentage Ownership"), then thereafter Holder may make such open market purchases of Company Securities as are necessary to maintain such New Percentage Ownership or to increase its percentage of ownership of issued and outstanding Company Securities to such New Percentage Ownership.

              (e) Holder shall not be required to dispose of any Company Securities if Holder's percentage ownership of Company Securities is increased as a result of any recapitalization by Company or any other action taken by Company.

         3.7  Limitations on Holder's Resale of Company Securities.  Holder
              ----------------------------------------------------
              shall not directly or indirectly sell any Company Securities (other than to an Affiliate of Holder) except as follows:

              (a) On and after the first anniversary of the Effective Date until the earlier of September 30, 1998, or the third anniversary of the Effective Date, Holder may sell Company Securities (i) as part of a joint venture, merger or sale of all or substantially all of its current Crop Protection business unit, as such business may be subsequently renamed or reorganized, or (ii) pursuant to a tender offer by a third party to the shareholders of Company.

              (b) After the earlier of September 30, 1998, or the third anniversary of the Effective Date, in addition to the rights to sell Company Securities set forth in paragraph
                   (a) above, Holder may sell Company Securities (i) in a registered public offering pursuant to the registration rights granted to Holder under this Agreement, (ii) through sales pursuant to Rule 144 under the Securities Act, (iii) through sales of not more than ten percent (10%) of the total issued and outstanding Company Securities to a Non-Financial Purchaser, or (iv) through sales to a Financial Purchaser.

              (c) After the earlier of September 30, 1999, or the fourth anniversary of the Effective Date, in addition to the rights to sell Company Securities as set forth in paragraphs (a) and (b) above, Holder may sell Company Securities through a private sale of thirty-five percent (35%) or more of the total issued and outstanding

                   Company Securities to a Non-Financial Purchaser under circumstances where such third party assumes the applicable and proportionate rights and obligations of Holder under this Agreement and the other Transaction Agreements.

              (d) Notwithstanding the foregoing, at any time after the Effective Date, Holder may sell Company Securities issued to Holder upon conversion by Holder of principal or accrued interest under either of the Credit Facilities after the occurrence of an Event of Default under either of such Credit Facilities.


                                      ARTICLE 4
                      Company and Calgene Corporate Governance
                      ----------------------------------------

         4.1  Composition of the Board of Directors and Calgene Board.  The
              -------------------------------------------------------
              number of Directors comprising both the Board of Directors and the Calgene Board and the manner of nominating the members thereof shall be as follows:

              (a) The number of Directors comprising the Board of Directors shall initially be fixed at nine (9) Directors. The number of such Directors may be increased only in accordance with Section 4.1(c) or
                   Section 4.4(a)(xii) hereof. The parties agree that the manner of nominating, and the governance provisions relating to, the Board of Directors and the Calgene Board shall be identical, and that the provisions of this Section 4.1 set forth below and of Sections 4.3(c) and 4.3(d) hereof shall be deemed to apply equally to the Calgene Board and Calgene Directors. Accordingly, when applied to the Calgene Board, the term "Director" shall be deemed to mean "Calgene Director", the term "Company", whether used alone or as a modifier, shall be deemed to mean "Calgene", and the term "Board of Directors" shall be deemed to mean "Calgene Board".

              (b) Until the occurrence of a Trigger Event, the Corporation shall nominate for election as Directors: (i) two (2) Corporation Management Directors, (ii) three (3) Corporation Directors, and (iii) four (4) Directors designated by Monsanto, at least one (1) of which shall be an Independent Director.

              (c) At and after the occurrence of a Trigger Event, the Board of Directors shall be comprised of eleven (11) Directors and the Corporation shall nominate, subject to paragraph (d) below, two (2) additional Directors designated by Monsanto for a total of six (6) nominees to be designated by Monsanto.

              (d) At any time that Monsanto's Percentage Interest is at least seventy percent (70%), (i) the Corporation shall nominate: (i) eight (8) Directors designated by Monsanto, which shall consist of the two (2) Corporation Management Directors and six (6) other Monsanto Directors (including at least one (1) Independent Director) and (ii) three (3) Independent Directors. At such time as Monsanto's Percentage Interest is at least ninety-nine percent (99%), the Corporation shall nominate eleven (11) Directors designated by Monsanto.

              (e)  Notwithstanding anything in the foregoing paragraphs
                   (b), (c) and (d) to the contrary, (i) at any time Monsanto's Percentage Interest is less than forty percent (40%) but at least twenty percent (20%), The Corporation shall nominate three (3) Directors designated by Monsanto, (ii) at any time Monsanto's Percentage Interest is less than twenty percent (20%) but at least ten percent (10%), the Corporation shall nominate two (2) Directors designated by Monsanto and
                   (iii) at any time Monsanto's Percentage Interest is less than ten percent (10%) but at least five percent (5%), the Corporation shall nominate one (1) Director designated by Monsanto. If, at any time, Monsanto's Percentage Interest is less than five percent (5%), the Corporation shall not be obligated to nominate any Director designated by Monsanto. At any such time, all other Directors, other than the Corporation Management Directors, shall be nominated by the Corporation.

              (f) The Independent Directors to be nominated by the Corporation from time to time shall be nominated by action of a majority of the Corporation Directors then in office. In the event that no Corporation Directors are in office at such time, such Independent Directors shall be nominated by a majority of the Independent Directors then in office; provided, however, that the
                                             --------  -------
                   holders of a majority of the outstanding Voting Stock held by Unaffiliated Equity Holders shall be entitled to nominate and elect Corporation Directors in lieu of any individuals so nominated to be such Corporation Directors by a majority of the Corporation Directors.

              (g) The Corporation and Monsanto, respectively, shall have the right to nominate any replacement for a Director nominated in accordance with this Section 4.1 by the Corporation or Monsanto, respectively, upon the death, resignation, retirement, disqualification or removal from office for cause of such Director. Such replacement for any Independent Director shall also be an Independent Director unless, in the case of a replacement of a Monsanto Director, the Monsanto Directors include more than the required number of Independent Directors. The Board of Directors shall elect each person so nominated by Monsanto or the Corporation pursuant to this paragraph (g). In addition, the Board of Directors shall nominate the Corporation's Chief Executive Officer to replace such officer's predecessor in office as a Corporation Management Director.

              (h) In the event that the number of Monsanto Directors on the Board of Directors differs from the number that Monsanto has the right (and wishes) to designate for nomination pursuant to this Section 4.1, (i) if the number of Monsanto Directors exceeds such number, Monsanto shall promptly take all appropriate action to cause to resign that number of Monsanto Directors as is required to make the remaining number of such Monsanto Directors conform to this Section 4.1 or (ii) if the number of Monsanto Directors otherwise is less than such number, the Corporation shall promptly take all necessary action to create sufficient vacancies on the Board of Directors to permit Monsanto to designate the full number of Monsanto Directors which it is entitled (and wishes) to nominate pursuant to this Section 4.1 (such action to include seeking the resignation or removal of Directors or, at the request of Monsanto, calling a special meeting of the stockholders of the Corporation for the purpose of removing Directors to create such vacancies to the extent permitted by applicable law). Upon the creation of any vacancy pursuant to the preceding sentence, Monsanto shall nominate the person to fill such vacancy in accordance with this Section 4.1 and the Board of Directors shall elect each person so nominated. Notwithstanding the foregoing, at each annual meeting of the stockholders of the Corporation, the Corporation shall nominate such number of Directors as Monsanto is otherwise entitled to designate under this Section 4.1.

              (i) Notwithstanding anything herein to the contrary, no individual who is an officer, director, employee, agent, partner or principal stockholder of any competitor of the Corporation or any of its Affiliates (other than Monsanto and its Affiliates) or any competitor of Monsanto or any of its Affiliates (other than the Corporation) shall serve as a Director without the unanimous consent of the Board of Directors.

              (j) In the event that Monsanto desires to remove any Monsanto Director with or without cause and Monsanto is unable to procure the resignation of such Monsanto Director, then, upon the request of Monsanto, the Board of Directors shall promptly call a special meeting of stockholders of the Corporation for purposes of removing such Monsanto Director. In the event that the Corporation desires to remove any Corporation Director with or without cause and the Corporation is unable to procure the resignation of such Corporation Director, then, upon the request of a majority of the Corporation Directors then in office (or, in the event no Corporation Directors are then in office, upon the request of a majority of the Independent Directors then in office), the Board of Directors shall promptly call a special meeting of stockholders of the Corporation for purposes of removing such Corporation Director. In the event that the Chief Executive Officer's employment with the Corporation is terminated for any reason, then upon the request of either Monsanto or a majority of the Corporation Directors then in office (or, in the event no Corporation Directors are then in office, upon the request of a majority of the Independent Directors then in office), the Board of Directors shall promptly call a special meeting of stockholders of the Corporation for the purpose of removing such person as a Corporation Management Director.

         4.2  Solicitation and Voting of Shares.
              ---------------------------------

              (a) The Company shall use its best efforts to solicit from the stockholders of the Company eligible to vote for the election of Directors proxies in favor of the Company Management Directors and the nominees designated in accordance with Section 4.1 hereof or the removal of any Director pursuant to Section 4.1(h) or 4.1(j) hereof.

              (b) In any election of Directors or any meeting of the stockholders of the Company called expressly for the removal of Directors, so long as the Board of Directors includes (and will include after any such removal) the number of Monsanto Directors contemplated by Section 4.1 hereof and so long as such meeting is properly called and Monsanto is properly notified in accordance with the Company's by-laws and certificate of incorporation, Monsanto and its Affiliates shall attend such meeting for purposes of establishing a quorum and shall vote all their shares of Voting Stock (i) in favor of any nominee or Director designated in accordance with Section 4.1 hereof, (ii) in favor of removal of any Director as contemplated by Section 4.1(h) or 4.1(j) hereof, and
                   (iii) otherwise against the removal of any Director designated in accordance with Section 4.1 hereof (other than in cases of removal of a Director for cause); provided, however, that, if Monsanto and its Affiliates elect to cumulate their votes in accordance with the Company's by-laws and certificate of incorporation, then, in any vote electing Monsanto Directors, Monsanto and its Affiliates may cast all of their votes in favor of one (1) or more of the Monsanto Directors designated by Monsanto and in any vote with respect to the removal of a Monsanto Director, Monsanto and its Affiliates may cast all or any portion of their votes either in favor or against the removal of any Monsanto Director unless a Monsanto Director is otherwise required to be removed in accordance with Section 4.1(h) hereof. In any other matter submitted to a vote of the stockholders of the Company, Monsanto and its Affiliates may vote any or all of their shares in their sole discretion.

              (c) Monsanto agrees that it will, and will cause any of its Subsidiaries (other than the Company and its Subsidiaries) to, take all action as a stockholder of the Company or as is otherwise reasonably within its control, as necessary to effect the provisions of this Agreement, including, without limitation, voting all shares of Voting Stock in favor of all persons nominated in accordance with Section 4.1 hereof; provided, however, that, if Monsanto cannot so take actions to give effect to all of the provisions of this Agreement, it may first take actions to ensure that it receives all of its benefits hereunder and then, to the extent possible, to give effect to the provisions in favor of the Company.

         4.3  Committees.
              ----------

              (a) The Board of Directors shall establish, empower and maintain the committees of the Board of Directors contemplated by this Section 4.3.

              (b) The following committees shall be established, empowered and maintained by the Board of Directors at all times during the term of this Agreement:

                   (i)  an Audit Committee, consisting of at least three
                        (3) of the Company's Independent Directors, which committee shall be authorized and empowered to cause an audit to be performed of the Company and each of its Subsidiaries;

                  (ii) until the occurrence of a Trigger Event, a Retention/Replacement Committee, consisting of the Independent Directors then serving on the Board, responsible for the retention and/or replacement of all of the executive officers of the Company, to be based on the financial and behavioral criteria established by the Retention/Replacement Committee; in the event that such committee decides to replace any executive officer, Monsanto shall have the right to nominate a replacement for such executive officer for consideration by the committee along with any other candidates identified by such committee; the rights of the Retention/Replacement Committee shall be subject to the provisions set forth in Section 4.4(a)(viii) hereof;

                 (iii) a Compensation Committee, responsible, among other things, for recommending to the Board of Directors, for approval by a majority of the Board of Directors, (a) the adoption and amendment of all employee benefit plans and arrangements, (b) the engagement of, terms of any employment agreements and arrangements with, and termination of, all persons designated by the Company as "officers" for purposes of Section 16 of the Exchange Act ("Section 16 Officers"), (c) the policies, limitations and procedures under which the Stock Option Plan Administration Committee shall operate and (d) the granting under the Company's employee benefit plans of stock options and other equity rights to Section 16 Officers, and consisting solely of the Independent Directors then serving on the Board provided each such Independent Director is (A) a disinterested person (as such term is defined in Rule 16b-3(d) under the Exchange Act) and (B) an "independent director" for purposes of
                        Section 162(m) of the Internal Revenue Code of 1986, as amended; and

                  (iv) such other committees as the Board of Directors deems necessary or desirable; provided, however, that such committees are established in compliance with Section 4.4(a)(vi) hereof.

                   For purpose of clause (ii) above, "executive officers" shall have the same meaning as in Rule 3b-7 promulgated under the Exchange Act.

              (c) Except as otherwise provided in Section 4.3(b) hereof or as agreed by a majority of the Monsanto Management Directors, the number of Monsanto Directors on each committee of the Board of Directors shall be the same proportion (but not less than one (1)) of the total membership of such committee as the number of Monsanto Directors, as the case may be, is of the entire Board of Directors. Except as otherwise provided in Section 4.3(b) hereof, the Monsanto Directors on each committee of the Board of Directors shall be determined by a majority of the Monsanto Management Directors.

              (d) No action by any committee of the Board of Directors shall be valid unless taken by unanimous written consent as provided in the Company's by-laws or taken at a meeting for which adequate notice has been duly given or waived by the members of such committee. Such notice shall include a description of the general nature of the business to be transacted at the meeting, and no other business may be transacted at such meeting unless all members of the committee are present and consent to the consideration of such other business. Any committee member unable to participate in person at any meeting shall be given the opportunity to participate by telephone. The Board of Directors or the remaining committee members shall designate an Independent Director or Company Management Director to replace any absent or disqualified Independent Director member or Company Management Director member, respectively, of any committee and a majority of the Monsanto Management Directors shall designate a Monsanto Director to replace any absent or disqualified Monsanto Director member of any committee. Each of the committees established by the Board of Directors pursuant to this Section 4.3 shall establish such other rules and procedures for its operation and governance (consistent with the terms of this Agreement) as it shall see fit and may seek such consultation and advice as to matters within its purview as it shall require.

         4.4  Approval Required for Certain Actions.
              -------------------------------------

              (a) On and after the Effective Date and until the earlier of a Trigger Event or such date on which Monsanto's Percentage Interest is less than twenty-five (25%), a majority of the Board, including at least one (1) Company Director and one (1) Monsanto Management Director, shall be required to approve any of the following:

                   (i) the entry by the Company or any of its Affiliates into any merger or consolidation or the acquisition by the Company or any of its Affiliates of any business or assets that would constitute a Substantial Part of the Company (determined on a consolidated basis) whether such acquisition be by merger or consolidation or the purchase of stock or assets or otherwise;

                  (ii) the sale, pledge, grant of security interest in, transfer, retirement or other disposal of (A) a Substantial Part of the Company (determined on a consolidated basis), except pursuant to a security interest granted in connection with borrowings permitted under subsection (iv) below or (B) the pledge or granting of a security interest in any intangible property set forth in Exhibit B attached
                                                         ---------
                        to the disclosure letter from Monsanto to Calgene dated June 27, 1995;

                 (iii) any dividend by or return of capital by the Company or Tomato Associates (other than such distributions by Tomato Associates to the Company as are necessary for the Company to timely perform its obligations under Sections 1.02 and 5.02(c) of the Gargiulo Credit Facility);

                  (iv) any incurrence or assumption, in the aggregate, by the Company, any of its Affiliates or any combination thereof, of any indebtedness for borrowed money at any time outstanding exceeding in the aggregate (determined on a consolidated basis) the greater of (i) Fifteen Million Dollars ($15,000,000), increasing by Five Million Dollars ($5,000,000) on each July 1 commencing July 1, 1996, plus amounts secured by inventory and/or receivables for seasonal working capital lines and indebtedness incurred to acquire property, plant or equipment and secured by the acquired asset, minus amounts outstanding under the Company Credit Facility, or (ii) the amounts set forth in the Company's Operating Plan (hereinafter defined), provided that loans under the Gargiulo Credit Facility shall not be counted in this limitation;

                   (v) the repurchase or redemption of any Equity Securities of the Company, other than from employees upon termination of employment or service;

                  (vi) the establishment of any new committees of the Board (or the Calgene Board) or new or revised delegation(s) of Board (or the Calgene Board) authority to any Board (or Calgene Board) committee or changes or revisions to general delegations of authority to officers or other Persons for categories of expenditures;

                 (vii) the adoption of or amendment to any benefit or incentive plans of the Company or any of its Affiliates which would increase the annual cost thereof by more than fifteen percent (15%) from the prior fiscal year or any adoption of, or amendment to, any stock option plan;

                (viii) the election, appointment or removal of the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Company and Calgene and their successors and the establishment of their annual or long term compensation level and benefits and basis for awards (other than agreements in effect on the Effective Date); provided, however, that Monsanto shall have the right to select the Chief Technical Officer of the Company and a controller reporting to the Chief Financial Officer of the Company;

                  (ix) approval of the annual operating plan ("Operating Plan") and long-term strategic plan ("Strategic Plan") of the Company and its Affiliates, as well as the annual operating plan and long-term strategic plan for the Gargiulo Business, to be submitted to the Board annually for approval, and any material changes thereto;

                   (x) any transaction between the Company (and its Affiliates), on the one hand, and its (their) directors, officers or employees, on the other hand, which is not in the normal course of business;

                  (xi)  any modification of the Transaction Agreements;

                 (xii) any amendment of the by-laws or certificate of incorporation of the Company, Calgene or Tomato Associates by the respective Boards of Directors thereof;

                (xiii) the issuance of any warrants for the purchase of Equity Securities or the issuance of additional Equity Securities (other than warrants for the purchase of Equity Securities) in excess of four million (4,000,000) shares of Common Stock in any two (2) year period to a third party, other than pursuant to plans referred to in subsection (vii) above;

                 (xiv) the sale or licensing by the Company or any of its Affiliates of (A) any intangible property set forth in Exhibit B attached to the disclosure letter from Monsanto to Calgene dated June 27, 1995 or (B) any other intangible property for consideration (other than royalties contingent on future sales) exceeding Five Million Dollars ($5,000,000) in the aggregate (determined on a consolidated basis) per transaction or per series of related transactions;

                  (xv) new fixed capital investments, capital leases or noncancellable operating leases by the Company and its Affiliates having annual payments in the aggregate (determined on a consolidated basis) exceeding the aggregate amount set forth in the Operating Plan;

                 (xvi) matters covered in Article 5 hereof, including, without limitation, any changes in the composition of the Tomato Associates' Board of Directors other than with respect to Messrs. Salquist and Stacey;

                (xvii) any press release which mentions or directly or indirectly refers to Monsanto, except as required by law and where Board approval cannot be obtained in a timely manner;

               (xviii) the initiation, settlement or termination of any suit or proceeding concerning intellectual property, any other matter which could have an adverse public affairs effect upon Monsanto or the filing of any insolvency or bankruptcy proceeding by or on behalf of the Company or any of its Affiliates; or

                 (xix) the removal or election of the directors, subject to Section 5.1 hereof, of Tomato Associates.

              (b) After a Trigger Event and until the earlier of (i) the third anniversary of the Effective Date or (ii) Monsanto's Percentage Interest is at least seventy percent (70%), a majority of the Board, including at least two (2) Company Directors, shall be required to approve any of the following:

                   (i) Except as provided in Section 4.4(a)(xvi) hereof, the matters set forth in subsections (i), (ii),
                        (vi), (viii), (ix) and (xi) of paragraph (a) above;
                        or

                  (ii) Any transaction between the Company (and its Affiliates) and Monsanto or any Affiliate of Monsanto.

              (c) From and after the occurrence of both (i) a Trigger Event and (ii) the third anniversary of the Effective Date, and until Monsanto's Percentage Interest is at least ninety-nine percent (99%), neither Monsanto nor any of its Affiliates shall enter into any transaction with the Company or any of its Affiliates without the approval of at least two (2) Company Directors.

         4.5  Enforcement of this Agreement.  A majority of the Company
              -----------------------------
              Directors shall have full and complete authority on behalf of the Company to enforce the terms of this Agreement.

         4.6  Certificate of Incorporation and By-laws.  The Company and
              ----------------------------------------
              Monsanto shall take or cause to be taken all lawful action necessary to ensure at all times that the Company's and Calgene's Certificate of Incorporation and By-laws are not at any time inconsistent with the provisions of this Agreement. Not later than the Effective Date, the Board of Directors shall amend the Company's By-laws and the Calgene Board shall amend Calgene's By-laws to reflect the provisions of this Agreement.

         4.7  Advisors.  The Company Directors shall be entitled to retain,
              --------
              at the cost and expense of the Company, the services of an investment banking firm of national reputation of their choice and one (1) law firm of their choice to advise them in their capacity as Independent Directors with respect to any matter on which the Company Directors are required or permitted to act hereunder.

         4.8  Injunctive Relief.  In the event of a breach of the
              -----------------
              provisions of this Article 4, a party hereto entitled to rights under this Article 4 will suffer irreparable harm and the total amount of monetary damages will be impossible to calculate and will therefore be an inadequate remedy. Accordingly, in such event, such party shall be entitled to temporary and permanent injunctive relief against the Company and any other breaching party and to any other rights and remedies to which such party may be entitled to at law or in equity.


                                      ARTICLE 5
                               Governance of Gargiulo
                               ----------------------

         5.1  Board of Tomato Associates.
              --------------------------

              (a) Upon the Effective Date, the Board of Directors of Tomato Associates shall consist of Jeffrey D. Gargiulo, John Gargiulo, Hendrik A. Verfaillie, Robert T. Fraley, Roger H. Salquist, Roderick N. Stacey and an additional director who shall be (and whose successor shall be) designated by the Company who shall need to be reasonably acceptable to Monsanto and Jeffrey D. Gargiulo (as long as he serves as a director). In addition, the Board of Directors of Tomato Associates shall include two (2) advisory, non-voting directors designated by Monsanto from members of the senior management of Tomato Associates. Upon request by Monsanto, Company shall remove and replace Messrs. Verfaillie and Fraley, and their respective successors, and replace them with Persons designated by Monsanto.

              (b) The Chief Executive Officer and Chairman of the Board of Tomato Associates shall be Jeffrey D. Gargiulo as long as he is employed by Tomato Associates. The Board of Directors of Tomato Associates shall appoint a Vice Chairman of the Board, Chief Operating Officer, Senior Vice President and such other positions as they may designate.

         5.2  Operating and Strategic Plans.  The annual operating plan and
              -----------------------------
              long-term strategic plan for the Gargiulo Business shall be subject to approval by the Board of Directors in accordance with Section 4.4 hereof. The annual operating plan shall include, among other things: (i) capital expenditure budget,
              (ii) borrowing forecast, (iii) monthly profit and loss, cash flow and balance sheet forecasts, (iv) hiring and compensation plans, (v) profit and loss forecasts by crop production area, (vi) material asset acquisition plans and
              (vi) account level details for each cost center. From and after the approval of each annual operating plan for a fiscal year (or portion thereof), the Board of Directors of Tomato Associates shall have authority to operate the Gargiulo Business during such year in the ordinary cause of business and within the confines of such annual operating plan and the strategic plan then in effect (as it may be modified by the Board of Directors of Tomato Associates, subject to approval of the Board of Directors in accordance with Section 4.4 hereof) and other delegations of authority from the Board of Directors which shall be similar in scope to the delegation of such Board to the Chief Executive Officer of the Company (except that such delegations shall apply solely to the Gargiulo Business). As of the Effective Date, the Board of Directors shall approve, as part of the strategic plan for the Gargiulo Business, the branded tomato strategy plan previously approved by Monsanto.

         5.3  Compensation; Etc.  The initial compensation for the Chief
              -----------------
              Executive Officer and the Chief Operating Officer of Tomato Associates (the "Two Senior Gargiulo Officers") shall be determined by agreement of Monsanto and the Company prior to the Effective Date. Thereafter, the compensation of the Two Senior Gargiulo Officers shall not be reduced without the approval of Monsanto. The initial employment agreements for the Two Senior Gargiulo Officers shall be upon terms agreed to by Monsanto and the Company prior to the Effective Date. The employment of any of the Two Senior Gargiulo Officers with Tomato Associates shall not be terminated without the approval of the Board of Directors of Tomato Associates.

         5.4  Certificate of Incorporation and By-Laws.  The Company shall
              ----------------------------------------
              take or cause to be taken all lawful action necessary to ensure at all times that Tomato Associates' Certificate of Incorporation and By-Laws are not at any time inconsistent with the provisions of this Agreement. Not later than the Effective Date, the Board of Directors shall cause Tomato Associates to amend Tomato Associates' By-Laws to reflect the provisions of this Agreement.

         5.5  Effective Period.  The provisions of Sections 5.1, 5.2, 5.3
              ----------------
              and 5.4 shall be effective from the Effective Date until the earlier of (a) a Trigger Event or (b) such time as Monsanto's Percentage Interest is less than forty percent (40%).

         5.6  Injunctive Relief.  In the event of a breach of the
              -----------------
              provisions of this Article 5, a party hereto entitled to rights under this Article 5 will suffer irreparable harm and the total amount of monetary damages will be impossible to calculate and will therefore be an inadequate remedy.

              Accordingly, in such event, such party shall be entitled to temporary and permanent injunctive relief against the Company and any other breaching party and to any other rights and remedies to which such party may be entitled to at law or in equity.


                                      ARTICLE 6
                                    Miscellaneous
                                    -------------

         6.1  Governing Law.  This Agreement shall be governed in all
              -------------
              respects by the laws of the State of Delaware (exclusive of such state's choice of laws rules).

         6.2  Successors and Assigns.  Except as otherwise provided herein,
              ----------------------
              the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

         6.3  Entire Agreement; Amendment.  This Agreement and the other
              ---------------------------
              documents delivered pursuant hereto constitute the complete, exclusive and final understanding and agreement between the parties with regard to the subjects hereof and thereof. Except as specifically set forth herein, any term of Section 2 or 3 hereof may be waived only with the prior written consent of the Company and the Holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of the Registrable Securities. Any amendment or waiver effected in accordance with this Section 6.3 shall be binding upon each Holder of the Registrable Securities (including securities into which such Registrable Securities have been converted) outstanding at the time, each future Holder of all such securities, and the Company.

         6.4  Notices.  Any notice required or permitted to be given under
              -------
              this Agreement shall be in writing, and shall be deemed sufficiently given when delivered in person or transmitted by telegram or telecopier (confirmed by mail), addressed as follows:

              If to Monsanto:     Monsanto Company
                                  800 North Lindbergh Boulevard
                                  St. Louis, Missouri  63167
                                  Attention:  Senior Vice President and
                                              General Counsel

                                  Telecopy Number:  314-694-3011

              If to any other Holder, at such address and telecopy number as such Holder shall have furnished the Company in writing.

              If to Company:      Calgene, Inc.
                                  1920 Fifth Street
                                  Davis, California  95616
                                  Attention:  Chairman and Chief Executive
                                                   Officer

                                  Telecopy Number:  916-753-1510

              or to such other address as may be specified from time to time in a notice given by such party. The parties agree to acknowledge in writing the receipt of any such notice delivered in person.

         6.5  Delays or Omissions.  No delay or omission to exercise any
              -------------------
              right, power or remedy accruing to any Holder of any Registrable Securities, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, at law, in equity or otherwise afforded to any party, shall be cumulative and not alternative.

         6.6  Counterparts.  This Agreement may be executed in any number
              ------------
              of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         6.7  Severability.  In the event that any provision of this
              ------------
              Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, however, that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

         6.8  Stock Legends.  Subject to Section 2.8(d) hereof,
              -------------
              certificates representing Restricted Securities (other than Restricted Securities issued to Monsanto in connection with the conversion of principal and/or accrued interest under the Company Credit Facility or the Gargiulo Credit Facility upon the occurrence of an Event of Default under either such Credit Facility) issued to Monsanto pursuant to the Transaction Agreements shall bear the following legend:

                   "The securities represented by this certificate are subject to certain resale restrictions and entitled to the benefits set forth in a Stockholders Agreement dated

                   March 31, 1996, between Calgene II, Inc., a Delaware corporation, and Monsanto Company, a Delaware corporation (the "Agreement"). A copy of the Agreement and all amendments thereto is on file in the office of the Secretary of the Company."

         6.9  Sale of Assets of Tomato Associates.  For so long as Jeffrey
              -----------------------------------
              Gargiulo or Robert Shulman are employed by Tomato Associates under employment agreements with Tomato Associates (the "Employment Agreements"), the Company shall cause Tomato Associates not to sell or otherwise dispose of (by merger, consolidation or otherwise) all or substantially all of its assets unless the acquiring entity assumes all of Tomato Associates' obligations under each of the Employment Agreements then in effect.

         6.10 Audits, Consultants and Inspections.  Monsanto (using
              -----------------------------------
              Monsanto's internal and/or external auditors or any other Person appointed by Monsanto to whom the Company does not reasonably object) shall have the right (i) to audit the books and records, other financial information and business practices and operations of the Company and its Affiliates, and (ii) to discuss the business practices and operations, affairs, finances and accounts of the Company and its Affiliates with the officers of the Company and its Affiliates and the independent public accountants who review or audit the Company's financial statements, all at such reasonable times and as often as may reasonably be requested. The Company shall also permit inspection of its (and its Affiliates') properties, books and records by Monsanto (using the Persons identified above) during normal business hours or at other reasonable times. The scope of all such audits, discussions and inspections shall be determined by Monsanto in its sole discretion. Any authorized representative of Monsanto who or which is not employed by Monsanto (i) shall be required to execute a confidentiality agreement in a form approved by the Board of Directors (which approval shall not be unreasonably withheld or delayed) and (ii) may not be employed by or affiliated with a competitor of the Company, as reasonably determined by the Board of Directors; provided, however, that an independent certified public accounting firm shall not be deemed to be employed by or affiliated with a competitor of the Company even if such firm provides services to a competitor of the Company.

         6.11 No Third Party Beneficiaries.  Nothing contained in this
              ----------------------------
              Agreement, express or implied, is intended to or shall confer upon anyone other than the parties hereto (and their successors and assigns, including, without limitation, subsequent Holders and purchasers under Section 3.7(c)) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         6.12 Sections and Articles.  All sections and articles referred to
              ---------------------
              herein are sections and articles of this Agreement.

         6.13 Headings.  Headings as to the contents of particular articles
              --------
              and sections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular articles or sections to which they refer.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                       CALGENE II, INC.


                                       By:  /s/ Roger H. Salguist
                                          --------------------------------
                                            Roger H. Salguist
                                            President

                                       MONSANTO COMPANY


                                       By:  /s/ Hendrik A. Verfaille
                                           --------------------------------
                                            Hendrik A. Verfaille
                                            Executive Vice President